Exhibit 99.4

FOR IMMEDIATE RELEASE

             MASCOTECH, INC. AND HEARTLAND INDUSTRIAL PARTNERS, L.P.
                                 COMPLETE MERGER


Taylor, Michigan, (November 28, 2000) - MascoTech, Inc. (NYSE:MSX) announced today that it completed a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P.

As a result of the merger, each outstanding share of MascoTech common stock was converted into the right to receive $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of the stock of Saturn Electronics & Engineering Inc. held by MascoTech as specified in the recapitalization agreement between MascoTech and the Heartland affiliate dated August 1, 2000, as amended. Although no disposition of the stock of Saturn Electronics & Engineering was made prior to the merger, holders of common stock will be entitled to net proceeds, if any, from any subsequent disposition of that stock if and when the disposition is completed.

Shares of MascoTech ceased trading on the New York Stock Exchange as of the close of market today. Holders of record of MascoTech common stock as of the closing of the merger will receive written instructions on how to surrender their shares of common stock for payment.

The value of the transaction, including the assumption of debt, was in excess of $2 billion, including asset sales.

Masco Corporation, MascoTech's Chairman, Richard A. Manoogian (and a related affiliate), and other members of management retained an equity stake of approximately 20% of the new company.

Heartland Industrial Partners, L.P. is a private equity firm established to "buy, build and grow" industrial companies in sectors presenting the opportunity for consolidation and long-term growth. The firm has equity commitments in excess of $1.1 billion and intends to increase its commitments to $2 billion. Heartland was founded by David A. Stockman, a former partner of The Blackstone Group and a Reagan administration cabinet officer; Timothy D. Leuliette, the former President and Chief Operating Officer of Penske Corporation; and Daniel
P. Tredwell, a former Managing Director of Chase Securities.


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MascoTech is a diversified manufacturing company with world-leading metal forming process capabilities and proprietary product positions serving transportation, industrial and consumer markets.

Press releases are available through Company News On-Call by fax, 800-758-5804, extension 535375, or http://www.prnewswire.com. MascoTech's press releases and other information are also available through our toll free number, 1-800-474-8324. Visit MascoTech's website at http://www.mascotech.com.

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Statements in this press release, which are not historical facts, are forward-looking statements that involve certain risks and uncertainty, including but not limited to, risks associated with the uncertainty of future financial results, conditions within the markets in which the Company competes, labor relations of the Company and certain of its customers and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.